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                                                                   EXHIBIT 10.10

[KEY LOGO]
RAILROAD DEVELOPMENT, LLC
DIVISION OFKEY ENGINEERING, INC.
W66 N215 Commerce Court Cedarburg, Wisconsin 53012
(262) 375-4750
(800) 645-7365
Fax (262) 375-9680


        January 27, 2003


        Mr. Kevin Roche
        United Wisconsin Grain Producers
        N3432 Highway BB                                 VIA FAX: (920) 623-4974
        Columbus, Wisconsin 53925                           AND FIRST CLASS MAIL

        Reference:     PROPOSAL FOR ENGINEERING SERVICES
                       Ethanol Plant Rail Spur Friesland,
                       Wisconsin

                                                  KEY RAILROAD DEVELOPMENT, LLC.
                                                  Proposal No. PR1109006.2

Dear Mr. Roche:

As you requested in your Request for Proposal and telephone conversations, Key Railroad Development, LLC. (KEY Rail is pleased to submit this proposal to provide engineering services for the above referenced project. It is our understanding that United Wisconsin Grain Producers (UWGP) have selected a site near Friesland, Wisconsin and that the site is adjacent to the Union Pacific Railroad mainline. Our proposal is based on the previously submit rail yard drawing, with the understanding that plantshifting may have occurred and yard modifications will be required. We also understand that Fagen Engineering (Fagen) is preparing the mass grading and drainage plans for the site.

KEY Rail has prepared our proposal in coordination with Terrin Torvik of Fagen, so that we have a clear understanding of UWGP's and Fagen's needs in order to provide you with a cost effective proposal.

          The following paragraphs describe our scope of services, cost estimate, and project schedule.

          PROJECT SCOPE OF SERVICES

          KEY Rail' proposes to perform the following tasks that are described in detail below:

               Phase I Grading

                         Task 1 - Subgrade Design
                         Task 2 - Drainage Plan
                         Task 3 - Project Meeting/Management

               Detail Design

                         Task 4 - Final Rail Plans and Construction Details Task 5 - Bid Documents
                         Task 6 - Project Meetings/Management

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PHASE I GRADING

TASK 1 - SUBGRADE DESIGN
Based upon the previously submitted rail yard design and in coordination with Fagen, KEY Rail will develop the final alignment and top of rail elevation. Base upon the agreed upon drainage for the rail yard with Fagen, KEY Rail will establish the subgrade depth to be incorporated into the mass grading package by Fagen.

The subgrade design will include the following components:

     Track Alignment Top of Rail
     Elevation Subgrade Profile

TASK 2 - DRAINAGE PLAN
KEY Rail will assist Fagen in creating a drainage plan for the rail yard. We have included one meeting in Task 3 to discuss this issue and review design. The grading and drainage plans shall conform to recommendations spelled out in the Geotechnical Exploration Report and include coordination with Union Pacific Railroad (UPRR) to acquire the necessary site information. This will complete the overall Phase 1 grading and drainage requirements.

TASK 3 - PROJECT MEETINGS/MANAGEMENT
KEY Rail will perform project management activities associated with the above described tasks. These activities will include engineering support, routine communications (i.e., monthly progress reports and telephonele-mail updates), project scheduling, budget monitoring, and monthly invoicing. We anticipate attending one project meeting to discuss the deliverables to be submitted and design review as stated in Task 2 above.

DETAIL DESIGN

TASK 4 - FINAL RAIL PLANS AND CONSTRUCTION DETAILS
KEY Rail will complete final rail yard design and construction details for inclusion with the bid document. The final design will include layout drawings, drainage plan, construction details and required elevation drawings for the rail yard area. The design will be developed to meet UPRR standards and coordination will be maintained with the railroad for site information and approvals. We anticipate attending one project meeting to discuss construction details and sections needed for the bid package.

TASK 5 - BID DOCUMENTS
KEY Rail will prepare bid documents for the construction of the track discussed in Task 4 above. The bid documents will include the bid information (forms and directions), necessary construction plans and technical specifications for UWGP. We are assuming this will be a private bid. Upon bid document completion, KEY Rail will submit a copy to you for final review and approval. Upon receipt of comments, KEY Rail will finalize the bid documents. It is our understanding the Fagen will provide the bid documents for grading, storm water structures, utility modifications and unloading/loading structures.

TASK 6 - PROJECT MEETING/MANAGEMENT
KEY Rail will perform project management activities associated with the above described tasks. These activities will include engineering support, routine communications (.e., monthly progress reports and telephone/e-mail updates), project scheduling, budget monitoring, and monthly invoicing. We anticipate attending one project meeting to discuss the deliverables to be submitted in Tasks 4 and 5 above.

ESTIMATED PROJECT FEES

PHASE I GRADING
Task 1 - Subgrade Design                                       $  4,500

Task 2 - Drainage Plan                                         $  1,200

Task 3 - Project Meetings/Management                           $    750

DETAIL DESIGN
Task 4 - Final Rail Plans and Construction Details             $  3,000

Task 5 - Bid Documents                                         $  2,300

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
Task 6 - Project Meetings/Management                           $    750

                                             TOTAL             $ 12,500

KEY Rail proposes to perform this work on a lump sum basis. The services to be performed upon your acceptance of this proposal have been described in the Work Scope section of this proposal and are based upon KEY Rail's understanding of the project. The lump sum fee of TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500.00) for Phase I Grading and Detail Design will be effective if this proposal is accepted by United Wisconsin Grain Producers within 60 days of the date of this proposal. The lump sum fee will be invoiced to you based upon KEY Rail's estimate of the proportion of the total services actually completed at the close of the billing period.

Proposal modifications, if any, to the scope of work following commencement of KEY Rail's services will be discussed with you. KEY Rail understands that UWGP may wish to retain our firm for pre-bid meeting, contractor selection, routine project visits, and construction coordination as needed. These services are not part of this proposal and can be discussed at a later date based on the project needs. References have been provided with respect to our construction services experience with other ethanol facilities in a separate memorandum (Technical Memorandum attached). For additional services rendered, if any, but not included in the scope of work described in this proposal, invoice amounts will be based on the actual units used at the rates shown on the attached Standard Fee Schedule.

GENERAL PROJECT UNDERSTANDING

KEY Rail has not included environmental or geotechnical investigation/analysis, permitting, or funding assistance. You may request this service under a change order, as deemed necessary.

     The design will be based on the topography provided by Fagen.

     Building structures, loading facilities, or other utility modifications are not part of this proposal.

     Actual services will be contingent upon cooperation of project review by UWGP, UPRR, and Fagen.

KEY Rail assumes that certain minor revisions and modifications of the design will be necessary based on your comments; however, significant revisions to the site layout or other major revisions which affect KEY Rail's design, after work has commenced, are considered extra services. Extra services will be discussed with you prior to our commencement KEY Rail will invoice you on a monthly basis. Any additional revisions to submitted final plans will be authorized by change order.

PROPOSAL AGREEMENT
KEY Rail proposes to perform this work under the attached terms and conditions. Please indicate your acceptance of this proposal by having an authorized representative of your firm execute one copy and return it to KEY Rail's office. If KEY Rail is given verbal or written notification to proceed, it is mutually understood that both of us will be contractually bound by the proposal even in absence of written acceptance by you. In any event, a signed copy of this proposal will need to be returned to KEY Rail before a design can be submitted.

     Client United Wisconsin Grain Producers, LLC

     Accepted By:  /s/ Kevin Roche
                  ----------------

     Title: President
            ---------

     Date: 1-30-03

     Phase I _______________ Phase II _______________

If you have any comments/questions, please call us at (262) 375-4750.

Sincerely,

KEY RAILROAD DEVELOPMENT, LLC.

/s/ Francis M. Heafy
Francis M. Heafy, R.L.S.
Project Manager

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/s/ Benedetto Guido
Benedetto Guido, P.E.
President

FMH/clh
Attachments:   General Conditions of Service
               Standard Fee Schedule